News Release

Integra Bank Corporation Makes Announcement Concerning Participation in U.S. Treasury Capital Purchase Program

EVANSVILLE, INDIANA – February 19, 2009 – Integra Bank Corporation (Nasdaq Global Market: IBNK), parent company of Integra Bank N.A., today announced that it had received preliminary approval to participate in the U.S. Department of the Treasury’s Capital Purchase Program.

Integra has been notified that the Treasury Department intends to invest approximately $83.5 million in senior preferred stock of Integra Bank Corporation and related warrants to purchase common stock on the standard terms and conditions of the program. Integra expects to complete the funding within thirty days subject to execution of definitive agreements and satisfaction of standard closing conditions.

Under the Capital Purchase Program, the Treasury Department plans to invest up to $250 billion in securities of healthy U.S. financial institutions as part of its efforts to provide a firmer capital foundation for banks and to increase credit availability to businesses and consumers.

“This investment enhances Integra’s capital position to support continued growth and to protect against further weakness in the economy,” said Mike Vea, Chairman, President and CEO. “Additional capital will allow us to continue to meet the credit needs of businesses and consumers in our markets.”

The Treasury Department’s investment will consist of senior preferred stock with a five percent dividend for each of the first five years of the investment, and nine percent thereafter, unless the shares are redeemed. The shares are callable at par after three years and may be repurchased at any time under certain conditions. The Treasury Department will also receive 10-year warrants for common stock in the amount of 15 percent of the preferred stock investment. A summary of the CPP can be found on the Treasury’s website at www.ustreas.gov/initiatives/eesa.

At December 31 2008, Integra Bank N. A. was “well-capitalized” by all regulatory benchmarks.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2008, Integra had $3.4 billion in total assets and operated 80 banking centers and 136 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the adverse effects of the current recession in the markets in which Integra does business, including ongoing disruptions in the housing and credit markets; (2) changes in the interest rate environment that reduce net interest margin; (3) unanticipated additional charge-offs and loan loss provisions; (4) the ability of Integra to maintain required capital levels and adequate sources of funding and liquidity; (5) the impact of problems affecting issuers of investment securities Integra holds (6) changes and trends in capital markets; (7) competitive pressures among depository institutions that increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation that adversely affect Integra or the business in which Integra is engaged; (11) ability to attract and retain key personnel; (12) ability to secure confidential information through the use of computer systems and telecommunications network; and (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com